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                                                                   EXHIBIT 3.103

                               STATE OF NEW JERSEY
                             DEPARTMENT OF TREASURY
                    CERTIFICATE RELATIVE TO CORPORATE FILING

    OWENS-ILLINOIS SPECIALTY PRODUCTS PUERTO RICO, INC.

   I, THE TREASURER OF THE STATE OF NEW JERSEY, DO HEREBY CERTIFY THAT THE ABOVE NAMED BUSINESS DID ON SEPTEMBER 26, 1988, FILE AND RECORD IN THIS DEPARTMENT A CERTIFICATE OF NAME CHANGE AS BY THE STATUTES OF THIS STATE REQUIRED.

[SEAL]

IN TESTIMONY WHEREOF, I HAVE HEREUNTO SET MY HAND AND AFFIXED MY OFFICIAL SEAL AT TRENTON, THIS 17TH DAY OF MAY, 2001

                                                     /s/ Peter R Lawrance
                                                     -------------------------
                                                         Peter R Lawrance
                                                         ACTING STATE TREASURER